Exhibit 99.2

BOARD NOMINATION AGREEMENT

This BOARD NOMINATION AGREEMENT (this “Agreement”) dated as of November 11, 2026, is by and among Moshe Moalem, Israeli I.D. No. 056549538, of 8 Herzl Rosenblum Street, Tel Aviv 6937952, Israel (the “Shareholder”), and Nano-X Imaging Ltd., an Israeli company (the “Company”). Tanir Corporation, a British Virgin Islands company wholly owned and controlled by the Shareholder (“Tanir”), executes the joinder set out in Annex B solely for the purposes stated therein.

WHEREAS, the Shareholder has reported in his Schedule 13D filed with the Securities and Exchange Commission on October 29, 2026 beneficial ownership of 6,675,413 Ordinary Shares (as defined below), comprising 5,678,682 Ordinary Shares held directly and 996,731 Ordinary Shares held through Tanir, representing approximately 8.49% of the issued and outstanding Ordinary Shares on the basis of the share count stated therein; and the Shareholder has confirmed that, as of the date hereof, the Shareholder and the Shareholder Affiliates beneficially own the Ordinary Shares and hold the other interests set out in Part 2 of Schedule A, and no others; “Ordinary Shares” means the ordinary shares of the Company, par value NIS 0.01 per share;

WHEREAS, the Company and the Shareholder have determined to come to an agreement regarding the appointment of Jonathan Samet and Ariel Katz (the “Designees”) to the Company’s Board of Directors (the “Board”) as a Class I director and a Class II director, respectively, and certain other matters as set forth herein. References herein to the “2027 Annual Meeting” mean the next annual general meeting of the shareholders of the Company following the date hereof (anticipated to be held during the 2027 calendar year), including any adjournment or postponement thereof.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Nomination of Designees; Board Composition; Resignation of Chairman.

(a)       Subject to paragraph (b) below, the Board shall (i) appoint Jonathan Samet to serve as a Class I director of the Company, with effect no later than November 11, 2026, for the remainder of the term of the Class I directors expiring at the conclusion of the 2027 Annual Meeting; and (ii) appoint Ariel Katz to serve as a Class II director of the Company, with effect no later than November 11, 2026, for the remainder of the term of the Class II directors expiring at the conclusion of the annual general meeting of the Company to be held during the 2028 calendar year. Subject to applicable law, the Nasdaq listing rules and the eligibility of each Designee, the Board shall appoint one Designee to serve as a member of the Audit Committee and the Compensation Committee, subject to the Designee’s eligibility and any approvals required by law. Each Designee shall be entitled to the Company’s standard compensation, expense reimbursement, indemnification, exculpation and directors’ and officers’ liability insurance arrangements applicable to the Company’s non-executive directors from time to time, on terms no less favorable than those provided to the Company’s other comparable non-executive directors, subject in each case to any corporate or shareholder approvals required under applicable law. If either Designee (or any Replacement Nominee) ceases to serve as a director for any reason before the expiry of the term of the class to which he was appointed, the Company shall promptly notify the Shareholder, and, subject to Sections 1(d) and 1(e), the Shareholder may, within thirty (30) days after such notice, nominate in writing a person who satisfies the Independence Conditions (a “Replacement Nominee”). Subject to applicable law, the Board shall appoint the Replacement Nominee to the same class, for the unexpired portion of that class term only, promptly (and in any event within five (5) business days) after receipt by the Company of the documentation required by Section 1(b), unless the Board determines in good faith, in accordance with its customary procedures and by a majority of the directors other than the Designees, that the Replacement Nominee does not satisfy the Independence Conditions, in which case the Shareholder may nominate another person within fifteen (15) days after being notified of that determination, and this Section 1(a) shall apply to that nomination. During the nomination periods described above, the Board shall not appoint any other person to the vacancy. If the Shareholder does not nominate a Replacement Nominee who satisfies the Independence Conditions within those periods, the Board may fill the vacancy in its discretion, subject to the limit on the number of directors set out below. The appointment of a Replacement Nominee shall not extend, renew or restart any right of the Shareholder under this Agreement. The Company shall use reasonable efforts to preserve the agreed committee representation, subject to applicable eligibility requirements. Until the conclusion of the 2027 Annual Meeting, the number of directors serving shall not exceed eight (8); nothing in this Section 1(a) shall prevent the Board from filling a vacancy so long as that limit is observed.

(b)       Prior to appointment, and as a condition to it, each Designee and each Replacement Nominee shall have delivered to the Company a completed directors’ and officers’ questionnaire in the form attached hereto as Exhibit A, a director’s declaration under the Israeli Companies Law, 5759-1999, and a written acknowledgment of the Company’s policies and procedures applicable to directors (including its insider trading, confidentiality and related party transaction policies), in each case in form and substance reasonably satisfactory to the Company (and, in the case of the questionnaire, in the form attached hereto as Exhibit A). Each Designee and each Replacement Nominee shall, as a condition to his appointment and at all times while serving as a director: (i) be legally qualified and eligible to serve as a director of the Company under the Companies Law, other applicable Israeli and United States law and the Nasdaq listing rules; (ii) if he does not qualify as an “independent director” under Nasdaq Listing Rule 5605(a)(2), as determined by the Board in good faith in accordance with its customary procedures, not, by reason of his appointment or continued service, cause directors who so qualify to cease to constitute a majority of the Board (it being understood that this clause (ii) shall not restrict the appointment or service of a Designee or Replacement Nominee who does not so qualify, provided that directors who so qualify would continue to constitute a majority of the Board immediately following such appointment and during such service); (iii) not be a Shareholder Affiliate, or an employee, officer, director, partner, member or professional adviser of the Shareholder or any Shareholder Affiliate; (iv) not be party to any agreement or arrangement with the Shareholder or any Shareholder Affiliate relating to compensation or other payment in connection with his candidacy or service as a director of the Company (other than reimbursement of reasonable out-of-pocket expenses incurred in connection with his nomination); and (v) not, by reason of his appointment, cause the Company to fail to satisfy any requirement as to the composition of the Board or any committee of the Board under the Companies Law, Rule 10A-3 under the Exchange Act or the Nasdaq listing rules applicable to the Company (collectively, the “Independence Conditions”). Each Designee shall comply with all policies and procedures applicable to all members of the Board and, for so long as he serves on a committee of the Board, shall satisfy the independence requirements applicable to that committee. The Shareholder shall use his reasonable best efforts to procure that a Designee who ceases to satisfy the Independence Conditions (including if any information provided in his questionnaire or declaration proves to have been inaccurate such that the Independence Conditions are not satisfied) promptly resigns from the Board, and the resulting vacancy shall be subject to Section 1(a). The Company acknowledges that, solely on the basis of the information provided to the Company in the questionnaires and declarations delivered by the Designees prior to the date hereof (and without independent verification), it appears to the Company that the Designees have fulfilled the conditions to their initial appointment set forth in this Section 1(b).

(c)       Mr. Erez Meltzer has delivered to the Company, and the Company has provided a copy to the Shareholder of, his irrevocable written resignation from the office of Chairman of the Board (but not from his office as a director or as Chief Executive Officer), effective upon the appointment of both Designees becoming effective. At the same meeting of the Board, immediately following the appointment of both Designees and their attendance at that meeting as members of the Board, the Company shall cause the election of Mr. Erez Alroy as Chairman of the Board to be proposed to, and recommended for approval by, the Board, which election shall be made by a decision of a majority of the Directors in accordance with Article 49 of the Company’s articles of association..

(d)       Notwithstanding anything to the contrary in this Agreement, the obligations of the Company under Section 1(a) to appoint a Replacement Nominee, to use reasonable efforts to preserve committee representation and to limit the number of directors shall cease automatically, prospectively only, upon the first to occur of: (i) the Shareholder, together with the Shareholder Affiliates, either (A) ceasing to beneficially own, with full voting rights, at least five percent (5%) of the Ordinary Shares then outstanding , provided that any reduction in that percentage resulting solely from the primary issuance of Ordinary Shares or other securities by the Company after the date hereof shall be disregarded for purposes of this clause (A), or (B) selling, transferring or otherwise disposing of (in one or a series of transactions), or ceasing to beneficially own with full voting rights, fifty percent (50%) or more of the aggregate number of Ordinary Shares beneficially owned by the Shareholder and the Shareholder Affiliates as of the date hereof as set forth in Part 2 of Schedule A (as adjusted for any share split, reverse share split or similar recapitalization) (clauses (A) and (B) collectively, the “Ownership Threshold”); (ii) the Shareholder or any Shareholder Affiliate committing a material breach of this Agreement which, if capable of cure, is not cured within five (5) business days after written notice from the Company specifying the breach in reasonable detail (it being agreed that any breach of Section 2(a)(iv), 2(a)(v), 2(a)(vi), 2(d), 2(h) or 2(i) shall be deemed not capable of cure); or (iii) the consummation of a Change of Control, in which case Section 1(e) shall apply. The Shareholder shall notify the Company in writing within two (2) business days after he ceases to satisfy the Ownership Threshold. If the Shareholder disputes in good faith whether a breach under paragraph (ii) has occurred or has been cured, the obligations of the Company referred to in this Section 1(d) shall continue pending determination by the competent court, without prejudice to the right of either party to seek urgent interim relief. For the avoidance of doubt: (A) cessation under this Section 1(d) shall not of itself affect the term of office of any director then serving, which shall continue in accordance with the Company’s articles of association and applicable law; (B) cessation under paragraph (i) or (ii) shall not terminate, suspend or shorten any obligation of the Shareholder under Sections 2, 5 and 6 or any liability accrued prior to such cessation; and (C) the valid operation of this Section 1(d) shall not constitute a breach by the Company for the purposes of Section 2(g) or otherwise.

(e)       Upon the consummation of a Change of Control, this Agreement shall terminate automatically, and neither the Company nor any successor, acquirer, surviving entity or parent entity shall have any further obligation to the Shareholder or any Shareholder Affiliate under this Agreement, without prejudice to any liability for breach accrued prior to such consummation. “Change of Control” means the consummation of (a) any transaction or series of related transactions as a result of which any person or group (other than the Shareholder or any Shareholder Affiliate) acquires beneficial ownership of more than fifty percent (50%) of the voting power of the Company; (b) any merger, consolidation, scheme of arrangement, share exchange or reorganization of the Company after which the holders of the voting securities of the Company immediately prior to such transaction hold less than a majority of the combined voting power of the surviving or resulting entity (or its ultimate parent); or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

2.       Standstill.

(a)       During the Standstill Period, the Shareholder shall not, and shall cause each Shareholder Affiliate not to, and shall not direct or permit any of his or their respective directors, officers, partners, employees or other representatives acting on his or its behalf to, in each case directly or indirectly, in any manner, and whether alone, in concert with or through any other person, do any of the following, nor direct, request, authorize, procure, finance, reimburse, coordinate with, encourage or knowingly assist any other person to do any of the following, except with the specific prior written consent of the Company given pursuant to a resolution of a majority of the directors then in office who are entitled to vote on the matter under applicable law, excluding the Designees:

(i)       acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of ownership interests in another person, by joining a partnership, limited partnership, syndicate or other group, through swap, derivative or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company, if as a result the aggregate beneficial ownership, economic and voting interests of the Shareholder and the Shareholder Affiliates in the Ordinary Shares would exceed 24.99% of the Ordinary Shares then outstanding. For the purposes of this Section 2(a)(i), such interests shall be aggregated across all holders and all instruments, and shall include Ordinary Shares held of record or beneficially, securities convertible into or exchangeable or exercisable for Ordinary Shares, options, warrants, and any swap, derivative or other contractual arrangement conferring an economic interest in, or the right to direct the voting or disposition of, or to acquire, Ordinary Shares, in each case without double counting the same underlying Ordinary Shares, but shall exclude the indirect economic interest described in Part 2 of Schedule A (to the extent of the number of Ordinary Shares specified therein); and the number of Ordinary Shares shall be adjusted appropriately for any share split, reverse share split, consolidation, subdivision, share dividend or similar recapitalization. This Section 2(a)(i) is a contractual limitation and applies irrespective of any reporting threshold under the Exchange Act. If the aggregate interests of the Shareholder and the Shareholder Affiliates exceed 24.99% solely as a result of a reduction in the number of outstanding Ordinary Shares or another action taken by the Company to which none of them is a party, no breach of this Section 2(a)(i) shall arise and none of them shall be required to dispose of any securities by reason of that exceedance, but none of them shall make any further voluntary acquisition of any such interest for so long as the exceedance continues, and Section 2(i) shall apply to any Excess Shares;

(ii)       whether or not the limitation in Section 2(a)(i) would be exceeded, initiate, propose, announce, commence, make or effect, or participate in as an offeror or co-offeror, or finance, arrange or provide financing for, facilitate or knowingly assist any other person in making or effecting, any tender offer, exchange offer, special tender offer or other offer to acquire securities of the Company, in each case irrespective of the number or proportion of securities concerned and whether made publicly or by private proposal to the Company, the Board or any shareholder; provided that nothing in this Section 2(a)(ii) shall prevent the Shareholder or any Shareholder Affiliate from tendering or refraining from tendering securities already owned by him or it into a tender or exchange offer made by an unaffiliated third party, so long as neither he nor any Shareholder Affiliate is acting as an offeror or co-offeror in, or financing, facilitating or knowingly assisting, that offer;

(iii)       make, propose or submit, or finance, facilitate or knowingly assist any other person in making, proposing or submitting, any proposal for a merger, scheme of arrangement, consolidation, recapitalization, reorganization, sale of all or substantially all of the assets of the Company or other transaction that would result in a Change of Control; provided that nothing in this Section 2(a)(iii) shall restrict the Board, any committee of the Board or any director acting in his or her capacity as such from considering, negotiating, recommending or approving any transaction;

(iv)       make, engage in, or in any way participate in, any solicitation of proxies, consents, voting instructions or voting authority in respect of any securities of the Company, on any subject whatsoever and whether or not relating to the election of directors, or, in connection with any such solicitation, seek to advise, encourage or influence any person with respect to the voting of any securities of the Company (other than through private communications permitted by Section 2(b)(i)), or become a participant in any contested solicitation in respect of the Company, or prepare, deliver, publish or cause to be published any position statement under Section 88 of the Israeli Companies Law, 5759-1999 (the “Companies Law”) (to the extent applicable to the Company), or any similar statement addressed to shareholders, in connection with any general meeting of the Company; provided that nothing in this Section 2(a)(iv) shall prevent the Shareholder from responding to a solicitation made by the Company, or from disclosing how he intends to vote his own Ordinary Shares in private communications permitted by Section 2(b)(i), or publicly to the extent required by applicable law (including in his Schedule 13D) and limited to the content so required;

(v)       seek representation on the Board (other than as expressly provided in Section 1(a)), nominate or propose for nomination any candidate for election to the Board, submit, support or solicit support for, any shareholder proposal or request to add any item to the agenda of, or to convene, any general meeting of the Company, or seek the removal of any director, in each case other than the nomination in writing of a Replacement Nominee expressly permitted by Section 1(a); provided that nothing in this Section 2(a)(v) shall restrict the Shareholder, subject to Sections 2(d) and 2(i), from voting his Ordinary Shares as he sees fit on any proposal submitted by any other person, or any communication permitted by Section 2(b)(i);

(vi)       initiate, conduct, organize, finance, participate in or actively support any public campaign concerning the Company, its Board, management or strategy, including by engaging or retaining any proxy solicitor, public relations adviser, investor relations adviser or similar adviser for that purpose, funding or reimbursing any such campaign, preparing, commissioning, distributing or providing material for any such campaign, making any statement, whether attributed, unattributed or anonymous, to any press, media, social media or online forum, or communicating with any proxy advisory firm, in each case for that purpose; or make any public proposal regarding, or any public announcement that criticizes or calls for changes to, the Company’s business, strategy, capital structure, financing, governance, Board or management, other than any disclosure required by applicable law and limited to the content so required; and a communication that is nominally private shall not be permitted under Section 2(b) where its purpose is to initiate, organize, coordinate or support a public campaign of the kind described in this Section 2(a)(vi);

(vii)       organize, enter into or seek to enter into any agreement, arrangement or understanding with any person, whether or not a shareholder of the Company, for the purpose of pursuing or procuring any activity prohibited by this Section 2(a), or provide any person with funding, information, materials or other assistance for that purpose, or form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder) with respect to any securities of the Company, other than a group consisting solely of the Shareholder and the Shareholder Affiliates; it being understood that a third party who is not bound by this Agreement is not restricted by it, but that the Shareholder may not use, procure, fund or knowingly assist any such third party to do what he may not do himself;

(viii)       publicly request, or seek to have the Company publicly consent to, any waiver, amendment or release of any provision of this Section 2, it being understood that any consent of the Company under this Section 2 must be given specifically and in writing, shall extend only to the particular act and occasion specified, and shall not constitute or imply any general, continuing or further waiver or release.

(b)       Notwithstanding Section 2(a), nothing in this Agreement shall restrict: (i) private discussions and communications between the Shareholder and the Company, its management, any director or any other shareholder, including expressing views, exchanging information lawfully available for disclosure and making recommendations regarding the Company’s business, strategy, financing, governance, Board composition, management and any change in the Chief Executive Officer or Chairman of the Board, provided that such discussions do not themselves constitute the solicitation, organization or coordination expressly prohibited by Section 2(a) and provided further that Sections 2(a)(i), 2(a)(ii), 2(a)(iii), 2(h) and 2(i) shall apply in full notwithstanding this paragraph; (ii) the exercise by any Designee, in his capacity as a director, of his independent judgment and of his statutory duties and functions as a director, it being agreed that no Designee is required to give, and the Shareholder shall not procure from any Designee, any undertaking as to how he will vote or act as a director, and that no Designee shall be subject to removal under this Agreement by reason of having voted independently; (iii) any disclosure required by applicable law, regulation or the rules of any securities exchange, limited to the content so required; (iv) any communication, report or disclosure to any governmental, regulatory or law enforcement authority, including any report protected under Section 21F of the Exchange Act or under Israeli law, which may be made without any requirement of prior notice to, consent of, or review by the Company or its counsel, and in respect of which no party shall take or threaten any retaliatory action; or (v) the commencement or conduct of any proceeding to enforce this Agreement, provided that, subject to any laws or regulations applicable to the Shareholder, this paragraph (v) shall not authorize any public statement or campaign that would otherwise be prohibited by Section 2(a). For the avoidance of doubt, no Designee’s independent conduct shall be attributed to the Shareholder merely because the Shareholder nominated or communicated with that Designee, and nothing in this Agreement releases, waives or impairs any claim that either party may have against the other, whether arising before or after the date hereof.

(c)       The Shareholder acknowledges and agrees that neither he nor any Shareholder Affiliate shall do, or seek to do, indirectly through any Designee anything that would be prohibited under this Agreement if done by him or by a Shareholder Affiliate directly. Without limiting the foregoing, neither the Shareholder nor any Shareholder Affiliate shall knowingly request or solicit from any Designee any confidential information of the Company or of the Board, otherwise than through a channel expressly authorized by the Company and permitted by applicable law. Any act prohibited by this Agreement that is performed by a Designee at the direction, request, authorization or procurement of the Shareholder or any Shareholder Affiliate shall be deemed an act of the Shareholder. Nothing in this Section 2(c) shall restrict any report or disclosure described in Section 2(b)(iv).

(d)       Upon effectiveness of both Designees’ appointments, and Mr. Meltzer’s resignation as Chairman and Mr. Alroy’s appointment as Chairman (the “Implementation”), which the parties acknowledge shall occur simultaneously with the execution and delivery of this Agreement, the Shareholder’s submission dated October 31, 2026 requesting the addition of items to the agenda of the Company’s shareholders’ meeting scheduled for November 18, 2026 (the “November Meeting”), including each proposal, each director nomination and each supplement and related request contained in or made pursuant to it, shall automatically, irrevocably and with immediate effect be withdrawn and cancelled in its entirety, without any further action being required on the part of any person. This Section 2(d) constitutes the Shareholder’s formal written notice of such withdrawal, and the Company may treat the submission as withdrawn for all purposes, omit it from the agenda and proxy materials for the November Meeting and disclose its withdrawal publicly. Thereafter, the Shareholder shall not resubmit any part of that submission, or submit any similar proposal, nomination or request, during the Standstill Period, other than a written nomination of a Replacement Nominee expressly permitted by Section 1(a). Subject to occurrence of the Implementation, and Section 2(g), at the November Meeting and any adjournment or postponement thereof, and at any other general meeting of the Company convened during the Standstill Period at which either of the following proposals (or a proposal substantially similar to either of them) is submitted to a vote, including following any cancellation and re-convening of the November Meeting, the Shareholder shall vote, and shall cause each Shareholder Affiliate to vote, all Ordinary Shares which he or it holds or over which he or it has voting authority as at the applicable record date, as adjusted for any share split, reverse share split or similar recapitalization, in favor of (i) the reverse share split proposal as submitted for the November Meeting, and (ii) a revised proposal to increase the Company’s authorized share capital by 200,000,000 additional Ordinary Shares of NIS 0.01 par value each, such that the Company’s total authorized share capital following such increase will be 350,000,000 Ordinary Shares of NIS 0.01 par value each, before giving effect to any reverse share split; provided that the Shareholder shall not be required to vote in favor of either such proposal if it has been amended to (A) increase the authorized share capital by more than 200,000,000 additional Ordinary Shares (or to a total authorized share capital above 350,000,000 Ordinary Shares) (in each case before giving effect to any reverse share split) or (B) change the range of reverse split ratios from that set out in the Company’s proxy statement dated October 28, 2026. Subject to the foregoing, the Shareholder shall (i) support each such proposal and shall not, and shall cause each Shareholder Affiliate not to, publicly or privately oppose, or encourage or advise any person to vote against or abstain from voting on, either such proposal, (ii) deliver written voting instructions in respect of all such Ordinary Shares promptly and in any event before the applicable voting deadline, (iii) provide the Company on reasonable request with reasonable evidence of having done so (which may be redacted to omit information not relevant to the agreed votes), and (iv) shall not revoke or amend those instructions, vote or permit any Shareholder Affiliate to vote inconsistently with this Section 2(d), or transfer any Ordinary Shares or any voting authority over them for the purpose of avoiding this Section 2(d). The Company shall timely issue revised proxy materials reflecting the revised proposal before the November Meeting (or, if the November Meeting is adjourned, postponed or re-convened, the next general meeting of the shareholders), and shall include in such proxy materials an additional proposal to be voted upon, to amend the Article 49 of the Company’s Articles of Association (the “Article 49 Amendment), in the manner set forth in Schedule B hereto. Except in respect of the matters specified in this Section 2(d), nothing in this Agreement obliges the Shareholder to vote in any particular manner on any matter.

(e)       (i) For purposes of this Agreement: the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended; “SEC” means the U.S. Securities and Exchange Commission; “Affiliate” has the meaning given in Rule 12b-2 under the Exchange Act; “Immediate Family Member” means the Shareholder’s spouse, parents, siblings and descendants, and the spouses of any of them; and “Shareholder Affiliates” means, collectively and individually, (A) Tanir, (B) any Affiliate of the Shareholder, including any person directly or indirectly controlled by the Shareholder, (C) each Immediate Family Member, and (D) any trust, foundation or other vehicle established for the benefit of the Shareholder or any Immediate Family Member or over which any of them exercises control, but does not include the Shareholder himself, who is bound in his own right.

(ii) The Shareholder shall not act through, or direct, request, encourage, finance or knowingly assist, any Immediate Family Member to do anything that the Shareholder is prohibited from doing under this Agreement. Any Ordinary Shares or other interests beneficially owned by any Immediate Family Member shall be aggregated with those of the Shareholder for the purposes of Sections 1(d), 2(a)(i) and 2(i). The Shareholder shall procure that each Immediate Family Member who beneficially owns any securities of the Company votes them in accordance with Section 2(d).

(f)       For purposes of this Agreement, the term “Standstill Period” means the period commencing upon the Implementation and ending at the later of (i) the conclusion of the 2027 Annual Meeting and (ii) 11:59 p.m. (Israel time) on the first anniversary of the date hereof, subject only to earlier cessation of the Shareholder’s obligations in accordance with Section 2(g) or termination of this Agreement in accordance with Section 1(e) or Section 13.

(g)       The obligations of the Shareholder under Sections 2(a), 2(c), 2(d), 2(h), 2(i), 5 and 6 are conditional upon the Company’s compliance with its obligations (i) under Section 1(a) to appoint the Designees, to appoint any Replacement Nominee required thereunder (subject to Sections 1(d) and 1(e)), to appoint the Designee to the Audit Committee and the Compensation Committee as provided therein, to provide the Designees with compensation, expense reimbursement, indemnification, exculpation and insurance on the terms provided therein, and to maintain the number of directors serving at not more than eight (8) until the conclusion of the 2027 Annual Meeting, (ii) under Section 1(c) to appoint Mr. Alroy as Chairman of the Board, (iii) under Section 2(d) to issue revised proxy materials including the Article 49 Amendment, (iv) under Section 4 to provide the Shareholder with a reasonable opportunity to review and comment on its disclosure, and (v) under Sections 5 and 6 (solely in respect of statements or actions of the Company or of its executive officers acting on its behalf, and not of any director acting in his or her individual capacity) (collectively, the “Company Core Obligations”). Any action by the Company intended to circumvent any Company Core Obligation referred to in clauses (i) through (iii) above shall be treated as a breach of that obligation for the purposes of this Section 2(g). If the Company commits a material breach of any Company Core Obligation, the Shareholder may deliver written notice to the Company specifying the breach in reasonable detail (a “Breach Notice”). If the breach is capable of cure, the Company shall have five (5) business days after receipt of the Breach Notice (or, if the breach relates to a general meeting, vote or other event scheduled to occur within that period, until one (1) business day before that event) to cure it (the “Cure Period”), and a breach so cured shall be deemed not to have occurred for the purposes of this Section 2(g). If the breach is not capable of cure, or is not cured within the Cure Period, the Shareholder may, after the expiry of the Cure Period (or after receipt by the Company of the Breach Notice, in the case of a breach not capable of cure), elect that such obligations cease, whereupon they shall cease prospectively from receipt of that notice. The Shareholder may not rely on this Section 2(g) by reason of: (A) any breach caused or materially contributed to by the Shareholder, any Shareholder Affiliate or any Designee; (B) the exercise by any director of independent judgment, or any decision lawfully taken by the Board, any committee of the Board or the shareholders (other than a decision that itself constitutes a breach of a Company Core Obligation); (C) the departure of a Designee, provided that the Company complies with Section 1(a) in respect of the resulting vacancy; (D) the valid operation of Section 1(d) or 1(e); or (E) Mr. Alroy ceasing to serve as Chairman of the Board, or being unable to perform the duties of that office, for any reason following his appointment. If the parties dispute whether a material breach has occurred or has been cured, the obligations of the Parties shall continue pending determination by the competent court, without prejudice to the right of either party to seek urgent interim relief. No cessation under this Section 2(g) shall affect any liability accrued prior to it. Withdrawal of the October 31, 2026 submission does not constitute a release of any claim, and the Shareholder retains all remedies available to him under applicable law.

(h)       Without limiting Section 2(a)(v), and except with the prior written approval of the Company given in the manner provided in Section 2(a), the Shareholder shall not, and shall cause each Shareholder Affiliate not to, directly or indirectly, alone or together with or through any other person, during the Standstill Period: (i) call, convene, requisition or demand, or seek to call, convene, requisition or demand, any general meeting or class meeting of the shareholders of the Company, including pursuant to Sections 63 through 65 of the Companies Law or Article 24.6 of the Company’s amended and restated articles of association, or join in, sign or support any requisition or demand made by any other person for that purpose; or (ii) submit, propose or request the inclusion of, or seek to add, any item, proposal, resolution or director nomination on or to the agenda of any general meeting of the shareholders of the Company held during the Standstill Period (including the 2027 Annual Meeting), including pursuant to Section 66(b) of the Companies Law or Article 24 of the Company’s amended and restated articles of association, or join in, sign or support any such submission, proposal or request made by any other person; in each case other than a written nomination of a Replacement Nominee expressly permitted by Section 1(a). The Shareholder acknowledges that this Section 2(h) constitutes a binding undertaking not to exercise, during the period specified, the rights referred to in it. Any requisition, demand, submission, proposal or request made in breach of this Section 2(h) shall be deemed withdrawn and of no force or effect as between the parties; the Company shall be entitled, to the extent permitted by applicable law, to decline to act on it; and the Company may seek urgent injunctive relief restraining it.

(i)       Except with the prior written approval of the Company given in the manner provided in Section 2(a), if at any time during the Standstill Period the Shareholder and the Shareholder Affiliates, taken together, beneficially own Ordinary Shares representing more than 24.99% of the Ordinary Shares then outstanding (whether as a result of any acquisition, any reduction in the number of outstanding Ordinary Shares, any action of the Company or otherwise, and whether or not in breach of Section 2(a)(i)), the Shareholder irrevocably undertakes that, for so long as such excess continues during the Standstill Period, neither he nor any Shareholder Affiliate shall vote, or cause or permit to be voted, whether in person, by proxy, by voting deed or written ballot or otherwise, at any general meeting or class meeting of the Company, any Ordinary Shares in excess of 24.99% of the Ordinary Shares outstanding as at the record date for the relevant meeting (such excess, the “Excess Shares”). The Shareholder shall notify the Company in writing of the number of any Excess Shares not later than five (5) business days before each such meeting (or, if later, two (2) business days after the relevant record date), and shall procure that the aggregate number of votes cast by him and the Shareholder Affiliates on any matter does not exceed 24.99% of the Ordinary Shares outstanding as at that record date. If any votes are cast in respect of Excess Shares, the Shareholder agrees that such votes shall be disregarded on each matter on which they are cast, and authorizes the chairman of the relevant meeting to disregard them. Excess Shares may be counted for the purpose of determining a quorum. Compliance with this Section 2(i) shall not cure or otherwise affect any breach of Section 2(a)(i). For purposes of this Agreement, a person shall be deemed to “beneficially own” (and “beneficial ownership” and correlative terms shall be construed accordingly) any securities that such person beneficially owns within the meaning of Rule 13d-3 under the Exchange Act (disregarding the 60-day limitation in Rule 13d-3(d)(1)(i)), together with any Ordinary Shares underlying any interest of the kind described in Section 2(a)(i), in each case without double counting the same underlying Ordinary Shares.

3.       Representations of the Shareholder. The Shareholder represents and warrants to the Company as follows: (a) the Shareholder has the full power, authority and capacity to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has the power to procure compliance by each Shareholder Affiliate including Tanir, with this Agreement; (b) this Agreement has been duly and validly executed and delivered by the Shareholder, constitutes a valid and binding obligation and agreement of the Shareholder and is enforceable against the Shareholder in accordance with its terms; (c) Part 2 of Schedule A sets out, completely and accurately as of the date hereof: (i) the exact number of Ordinary Shares beneficially owned by each of the Shareholder, Tanir and each other Shareholder Affiliate, and the holder of record of each; (ii) each option, warrant, convertible security, swap, derivative or other instrument or arrangement conferring on any of them any beneficial, economic or voting interest in, or any right to acquire, Ordinary Shares, together with the number of underlying Ordinary Shares; and (iii) each voting agreement, proxy or other arrangement conferring on any of them, or on any other person in respect of any Ordinary Shares beneficially owned by any of them, the right to direct the voting or disposition of Ordinary Shares; and, other than as set out in Part 2 of Schedule A, none of the Shareholder or any Shareholder Affiliate holds, beneficially or of record, any securities of the Company or any such interest, instrument or arrangement; (d) the indirect economic interest described in Part 2 of Schedule A does not confer on the Shareholder or any Shareholder Affiliate any power to vote or to direct the voting of, or to dispose or to direct the disposition of, or any right to acquire, any Ordinary Shares; and (e) neither the Shareholder nor any Shareholder Affiliate has paid, or agreed or offered to pay, any compensation or other payment or benefit to either Designee in connection with his candidacy for or service as a director of the Company, and to the Shareholder’s knowledge each Designee satisfies the Independence Conditions as of the date hereof. The Shareholder shall notify the Company in writing within two (2) business days after any change in the information set out in Part 2 of Schedule A occurring during the Standstill Period.

4.       Public Announcement.

(a)       The parties shall use reasonable efforts to agree a summary description of this Agreement for use in the Company’s Report on Form 6-K and in any amendment to the Shareholder’s Schedule 13D. Each party shall make any filing or disclosure required of it by applicable law within the applicable legal deadline, and no failure to agree the summary description shall delay or excuse any such filing. The Shareholder shall, no later than the deadline prescribed by Rule 13d-2(a) under the Exchange Act, file an amendment to his Schedule 13D that accurately describes this Agreement, revises the disclosure in Items 4 and 6 of that Schedule 13D so that it is not inconsistent with this Agreement (including by withdrawing or appropriately qualifying the statements therein regarding possible director nominations, shareholder proposals, proxy solicitation and coordination with other shareholders), files this Agreement as an exhibit pursuant to Item 7 and updates the information in Item 5 so that it is consistent with Part 2 of Schedule A (including by correcting the number of Ordinary Shares previously reported as beneficially owned), calculated by reference to the most recent number of outstanding Ordinary Shares publicly reported by the Company, and no reservation of rights previously made in Item 4 shall be construed as qualifying any obligation of the Shareholder under this Agreement; such amendment may describe the conditions to, and the circumstances of cessation of, the Shareholder’s obligations. The Shareholder shall provide the Company with a reasonable opportunity, to the extent lawful and practicable in the time available, to review and comment upon the portions of that filing describing this Agreement, and shall consider any comments in good faith; the Company shall have no right to approve, withhold or delay the filing. The Company shall provide the Shareholder with the same opportunity in respect of the portions of its Report on Form 6-K and any proxy materials describing this Agreement or the Shareholder. No required disclosure shall include commentary concerning the Company, its Board, management or strategy that is not required by applicable law, and nothing in this Section shall restrict any communication described in Section 2(b)(iv).

5.       Non-Disparagement.

(a)       During the Standstill Period, each party agrees that it shall not, and shall cause its subsidiaries and controlled Affiliates not to, directly or indirectly, publicly, including through any media or social media, whether attributed, unattributed or anonymous, and including by providing material or information to any other person for publication, disparage or defame, or make any statement intended to damage the business, goodwill or reputation of, the other party or its respective subsidiaries, controlled Affiliates or current officers or directors. Each party’s obligation under this Section 5 extends to statements made by any person authorized to speak on its behalf, and each party shall use reasonable efforts to procure compliance by its and its subsidiaries’ and controlled Affiliates’ respective officers, directors and legal and other advisors; nothing in this Section 5 shall restrict the exercise by any director of his or her statutory duties and functions. Nothing in this Section 5 shall restrict (i) testimony or production of information compelled by legal process or subpoena, or in response to a request from a governmental or regulatory authority with jurisdiction, in each case solely to the extent required; (ii) any disclosure that a party reasonably believes, after consultation with outside counsel, is required by applicable law, rules or regulations, limited to the content so required; (iii) communications or reports to any governmental or regulatory authority, including pursuant to Section 21F of the Exchange Act or under Israeli law, which may be made without prior notice to or consent of the other party; (iv) genuinely private discussions permitted by Section 2(b)(i); or (v) a factual and proportionate response to a specific public statement made by the other party in breach of this Section 5, limited to correcting that statement and not extending to any public campaign or other conduct prohibited by Section 2(a). Expiry of the Standstill Period shall not affect any liability accrued under this Section 5 before that expiry.

6.       Miscellaneous. Each party agrees that, during the Standstill Period, it shall not, and shall cause its controlled entities and representatives acting on its behalf not to, directly or indirectly, take any action intended to circumvent or nullify any of its obligations under this Agreement; provided, however, that nothing in this provision shall restrict any director, acting in his or her capacity as a director, from acting in accordance with applicable fiduciary duties, and provided further that this proviso shall not excuse the Shareholder, in his capacity as a shareholder, or the Company, from any obligation under this Agreement. Each party may seek specific performance, interim or injunctive relief or any other remedy available under applicable law in respect of any actual or threatened breach of this Agreement. Furthermore, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the competent courts in Tel Aviv-Jaffa, Israel, which shall have exclusive jurisdiction in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such competent courts in Tel Aviv-Jaffa, Israel, which shall have exclusive jurisdiction, and (iv) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 8 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF ISRAEL APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.       Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

8.       Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Nano-X Imaging Ltd.
Ofer Tech Park

94 Shlomo Shmeltzer Road
Petach Tikva 4970602
Israel
Attention: General Counsel Email: marina.gf@nanox.vision (Attention: Marina Gofman Feler, General Counsel)

With a copy (which shall not constitute notice) to:

Meitar | Law Offices
1 Ariel Sharon St.
Givatayim 5320046, Israel

Attention: Elad Ziv
Email: eladz@meitar.com

if to the Shareholder: Moshe Moalem 8 Herzl Rosenblum Street Tel Aviv 6937952, Israel Email: moshemoa@gmail.com

With a copy (which shall not constitute notice) to: Arnon, Tadmor-Levy Attention: Adrian Daniels Email: Adrian@ArnonTL.com

A notice sent by email shall be deemed validly given when sent, if sent during normal business hours on a business day (and otherwise at the start of the next business day), unless the sender receives any notification of non-delivery.

9.       Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

10.       Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

11.       No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party. Without derogating from the foregoing, the Company may in any event enforce Section 5 on behalf of the persons protected by Section 5 who are not parties to this Agreement. Subject to Sections 1(e) and 2(g), the restrictions on the Shareholder under Sections 2, 5 and 6 shall continue to bind him for the duration specified in this Agreement notwithstanding any reduction in his holdings below the Ownership Threshold or the departure of either or both Designees. No purported assignment, delegation, transfer of securities or interposition of any successor entity by the Shareholder shall operate to avoid any obligation under this Agreement. A successor to all or substantially all of the business of the Company may assume the rights and obligations of the Company under this Agreement, and no such assumption shall release either party from any liability accrued prior to it; provided that, upon a Change of Control, Section 1(e) shall apply and no successor shall have any obligation to the Shareholder hereunder.

12.       Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. “business day” means any day other than a Friday, Saturday or Sunday or a day on which commercial banks in Tel Aviv, Israel or New York, New York are authorized or required by law to close.

13.       Term. (a) This Agreement shall terminate at the end of the Standstill Period, except that, subject to Sections 1(d) and 1(e), the replacement rights in Section 1(a) survive for each seat through its original class term without extending or reviving the standstill or voting obligations. Subject to Sections 1(d) and 1(e), the cessation of the Shareholder’s obligations in accordance with Section 2(g) shall not terminate this Agreement or relieve the Company of its obligations. Sections 6 through 12, 14 and 15 and this Section 13 survive to the extent applicable after termination. Termination does not affect accrued liability.

(b) This Agreement shall become effective and binding upon each party, and upon Tanir pursuant to Annex B, simultaneously upon its execution and delivery (upon release from escrow following approval by the Board and occurrence of the Implementation on the date hereof), and the obligations of the Shareholder and each Shareholder Affiliate shall apply with immediate effect from that time.

14.       Expenses. Each party shall bear its own costs and expenses (including legal, advisory, filing and solicitation fees) incurred in connection with this Agreement and the matters giving rise to it, including the letter of the Shareholder’s counsel dated October 29, 2026, the Shareholder’s submission dated October 31, 2026 and the Shareholder’s Schedule 13D and any amendment thereto, and the Company shall have no obligation to reimburse the Shareholder or any Shareholder Affiliate for any such costs or expenses.

15.       Securities Law Matters. (a) The Shareholder acknowledges that he is aware, and shall advise each Shareholder Affiliate and each of his representatives who is informed of the matters that are the subject of this Agreement, that the United States securities laws and other applicable securities laws prohibit any person who has material non-public information concerning an issuer from purchasing or selling securities of that issuer, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities; and nothing in this Agreement, including Section 2(b)(i), entitles the Shareholder or any Shareholder Affiliate to receive any material non-public information concerning the Company. (b) The Shareholder shall comply, and shall cause each Shareholder Affiliate to comply, with Section 13(d) of the Exchange Act and the rules and regulations thereunder in respect of the securities of the Company. (c) Nothing in this Agreement shall be deemed to constitute the Company, on the one hand, and the Shareholder or any Shareholder Affiliate, on the other hand, or the Shareholder and any Designee, members of a “group” for purposes of Section 13(d)(3) of the Exchange Act or Rule 13d-5(b) thereunder. (d) The Shareholder acknowledges that the Company may file or furnish this Agreement with or to the SEC, including as an exhibit to a Report on Form 6-K or an annual report on Form 20-F, and may describe it in any proxy materials or other public disclosure of the Company, in each case consistently with Section 4.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

[SIGNATURES PAGE FOLLOWS]

NANO-X IMAGING LTD.
/s/ Erez Meltzer

MOSHE MOALEM
/s/ Moshe Moalem

SCHEDULE A

Securities and Arrangements of the Shareholder

Part 1 - Interests last reported by the Shareholder

As reported in the Schedule 13D filed by the Shareholder with the Securities and Exchange Commission on October 29, 2026: The historical figures below record the filing as made. Current holdings and any correction are set out separately in Part 2.

(a) Moshe Moalem, held directly: 5,678,682 Ordinary Shares.

(b) Tanir Corporation (British Virgin Islands), wholly owned and controlled by Moshe Moalem: 996,731 Ordinary Shares.

(c) Aggregate: 6,675,413 Ordinary Shares, reported as approximately 8.49% of the Ordinary Shares outstanding, calculated on 78,609,485 Ordinary Shares stated to be outstanding as of August 17, 2026.

Part 2 - Holdings and Arrangements as at the Date of this Agreement

The figures below are stated as at the date of this Agreement and are not subject to any qualification. Bracketed figures are to be confirmed by the Shareholder and inserted as exact figures prior to execution.

Ordinary Shares beneficially owned and held directly by the Shareholder (holder of record: 5,560,426)

Ordinary Shares held by Tanir Corporation (holder of record: 996,731.

Ordinary Shares held by any other Shareholder Affiliate (including any Immediate Family Member) (specify holder): None.

Options, warrants, convertible securities and derivative instruments conferring any beneficial, economic or voting interest in Ordinary Shares or any right to acquire Ordinary Shares (specify holder, instrument, underlying number of Ordinary Shares and expiry): None.

Voting agreements, proxies and other arrangements conferring the right to direct the voting or disposition of Ordinary Shares (specify counterparty and number of Ordinary Shares): None.

Indirect economic interest: The Shareholder holds an indirect economic interest, through full legal name of Profiscope entity, corresponding to approximately 118,256 Ordinary Shares, which were not included in the Shareholder’s Schedule 13D filed on October 29, 2026. Such interest confers on the Shareholder and the Shareholder Affiliates no power to vote or to direct the voting of, no power to dispose or to direct the disposition of, and no right to acquire, any Ordinary Shares.

Aggregate Rule 13d-3 beneficial ownership, without double counting: 6,557,157 Ordinary Shares, representing approximately 8.33% based on 78,747,008 Ordinary Shares outstanding as of October 28, 2026.

Other than as set out in this Part 2, none of the Shareholder or any Shareholder Affiliate holds, beneficially or of record, any securities of the Company or any interest, instrument or arrangement of the kind described in Section 3(c).

ANNEX B

Joinder of Tanir Corporation

Reference is made to the Board Nomination Agreement dated as of November 11, 2026 between Moshe Moalem and Nano-X Imaging Ltd. (the “Agreement”). Capitalized terms used but not defined in this Joinder have the meanings given to them in the Agreement.

The undersigned, Tanir Corporation, a company incorporated under the laws of the British Virgin Islands with company number 138563 and registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands, being wholly owned and controlled by Moshe Moalem, hereby:

(a) acknowledges that it is a Shareholder Affiliate for the purposes of the Agreement;

(b) agrees to comply with Sections 2 and 5 solely to the extent applicable to Tanir as a Shareholder Affiliate, with effect from the execution of the Agreement and subject to the same conditions, exceptions and cessation provisions as apply to the Shareholder, including the voting undertaking in Section 2(d);

(c) represents that it has authority to execute and perform this Joinder and that the information set out in Part 2 of Schedule A in respect of its holdings and arrangements is complete and accurate as of the date hereof;

(d) agrees that it shall not transfer any Ordinary Shares, or any voting authority over them, for the purpose of avoiding any obligation under the Agreement; and

(e) acknowledges that the Company may enforce this Joinder directly against Tanir, subject to its terms.

This Joinder shall be governed by the laws of the State of Israel, and the competent courts in Tel Aviv-Jaffa shall have exclusive jurisdiction in respect of it.

TANIR CORPORATION

By:  /s/ Moshe Moalem

Name: Moshe Moalem Title: Director Date: 11.11.26

SCHEDULE A

ARTICLE 49 AMENDMENT

Proposed amendment

Article 49 of the Articles shall be deleted in its entirety and replaced with the following:

49. Chairman of the Board of Directors

49.1. Election of Chairman. Subject to Article 49.2 and applicable law, the Board of Directors may, by a decision taken by a majority of the Directors, elect one of its members to serve as Chairman of the Board of Directors.

49.2. Removal or replacement of a serving Chairman. Subject to any mandatory provision of applicable law, any resolution of the Board of Directors to remove a serving Chairman from that office, to terminate his or her service in that office, or to elect another Director in his or her place while he or she continues to hold that office shall require the affirmative votes of at least two-thirds of the Directors then in office who are legally entitled to vote on that resolution.

This requirement applies whether the removal or replacement is proposed as a standalone resolution, as part of a resolution electing a successor, or as the first step in a series of resolutions or actions to effect the replacement. The Board of Directors shall not effect a removal or replacement by designating another Director as acting or interim Chairman in circumstances that would otherwise fall within this Article 49.2. The selection of a Director solely to preside at an individual meeting under Article 49.5 is governed by that Article.

49.3. Calculation of required votes. For purposes of Article 49.2, the required number of affirmative votes shall be calculated by multiplying the number of Directors then in office who are legally entitled to vote on the resolution by two-thirds. If the result is a fraction of a Director, it shall be rounded up to the next whole number. A Director who is legally entitled to vote shall be included in that calculation even if absent, abstaining or otherwise not voting. A vacant seat and a Director who is legally disqualified from voting on the resolution shall be excluded from the calculation. The meeting and vote shall otherwise be subject to the applicable notice, quorum and procedural requirements of these Articles and applicable law.

49.4. Vacancies. Article 49.2 does not apply to the election of a Chairman to fill a vacancy arising from the former Chairman’s voluntary resignation, death, cessation of office as a Director by operation of law, or other cessation of service independent of a decision or action by the Board of Directors to remove or replace that Chairman. An election to fill such a vacancy shall be governed by Article 49.1. If the Board of Directors has validly removed a Chairman under Article 49.2 and has not elected a successor as part of the same resolution, the election to fill the resulting vacancy shall also be governed by Article 49.1.

49.5. Chairing meetings and voting. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors. If there is no Chairman, or if the Chairman is not present within fifteen (15) minutes of the time fixed for the meeting, or is unable or unwilling to take the chair, the Directors present shall choose one of their number to chair that meeting. The office of Chairman of the Board of Directors shall not entitle its holder to a second or casting vote.

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